FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Fourth Quarter 2010 and Full Year Results; CFFO Increases 41%

Highlights

•
Cash From Facility Operations (“CFFO”) was $69.6 million, or $0.58 per share, in the fourth quarter, a 40.6% increase from $49.5 million, or $0.42 per share, for the fourth quarter of 2009, excluding transaction-related costs in 2009, and $240.7 million for the full year, an increase of 18.8% over full year 2009, also excluding transaction-related costs in 2009.

•	Improved average monthly revenue per unit by 5.1% to $4,498 from $4,278 for the fourth quarter of 2009.

•	Average occupancy was 87.5%, a 10 basis point increase from 87.4% in the third quarter of 2010 and 90 basis points higher than the fourth quarter of 2009.

•	Revenue increased over the fourth quarter of 2009 by $42.9 million, or 8.3%, to $561.4 million.

•	Adjusted EBITDA improved over the fourth quarter of 2009 by $20.1 million, or 22.8%, excluding transaction-related costs in 2009, to $108.6 million, reaching $408.5 million for the full year.

•	Same store Facility Operating Income for the fourth quarter grew 8.0% over the fourth quarter of 2009.

Nashville, TN.  February 23, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial and operating results for the fourth quarter and full year 2010.

Bill Sheriff, Brookdale’s CEO, said, “We had a strong fourth quarter with continued increases in occupancy, improvement in revenue per unit, further roll-out of ancillary services, encouraging entry fee activity and well-managed costs.  With the positive trends in the fundamentals of our business through the majority of 2010, we are optimistic about 2011 and very optimistic for 2012 and beyond.  Additionally, the industry is clearly moving into another consolidation phase and we certainly expect to participate using our scale and platform advantages.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “We continue to strengthen our position to create value for shareholders.  We have used positive cash flow to delever the balance sheet, while increasing our liquidity and financial flexibility to be able to respond to opportunities as they arise.  We are investing in high-return projects to expand or reposition our current portfolio and in systems that further our strategic advantage.  Our ancillary services footprint continues to expand and we are broadening the scope of our ancillary services platform with hospice services targeted to start in at least four of our markets this year.  The strength of our platform and our solid financial profile positions us well for long-term growth.”

Financial Results

Total revenue for the fourth quarter was $561.4 million, an increase of $42.9 million, or 8.3%, from the fourth quarter of 2009.  Revenue for the full year 2010 was $2.2 billion, a 9.4% increase from $2.0 billion for the full year 2009.  The increase in revenue was primarily driven by increases in occupancy and average monthly revenue per unit, including growing revenues from ancillary services, and an increase in capacity through expansions and acquisitions.

Average monthly revenue per unit was $4,498 in the fourth quarter, an increase of $220, or 5.1%, over the fourth quarter of 2009, and $4,439 for the full year of 2010, a 4.4% increase over the full year of 2009.  Average occupancy for all consolidated communities for the fourth quarter of 2010 was 87.5%, compared to 86.6% for the fourth quarter of 2009 and 87.4% for the third quarter of 2010.

Facility operating expenses for the fourth quarter were $360.6 million, an increase of $22.0 million, or 6.5%, from the fourth quarter of 2009.  Facility operating expenses for the full year 2010 were $1.4 billion, a 10.4% increase from $1.3 billion for the full year 2009.  Operating contribution margin for the Company during the fourth quarter of 2010 was 35.6%, up from 34.5% in the fourth quarter of 2009.  For the twelve months ended December 31, 2010, operating contribution margin was 34.9%, down from 35.4% for the full year 2009.

General and administrative expenses for the fourth quarter were $34.7 million, level with the fourth quarter of 2009.  Excluding transaction-related costs from the fourth quarter of 2009 and non-cash compensation from both periods, general and administrative expenses were $29.7 million in the fourth quarter of 2010 versus $25.8 million for the prior year same period.  Demonstrating the Company’s efficient platform, this was 5.0% of revenue (including revenues under management) in the fourth quarter of 2010.

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its communities. For the three and twelve months ended December 31, 2009, Adjusted EBITDA and Cash From Facility Operations included transaction-related costs of $3.6 million and $5.8 million, respectively.

For the quarter ended December 31, 2010, Facility Operating Income was $193.1 million, an increase of $22.9 million, or 13.4%, from the fourth quarter of 2009, and Adjusted EBITDA was $108.6 million, an increase of $20.1 million, or 22.8%, over the fourth quarter of 2009, excluding transaction-related costs in 2009.  For the twelve months ended December 31, 2010, Adjusted EBITDA was $408.5 million and Facility Operating Income was $744.3 million.

Cash From Facility Operations was $69.6 million for the fourth quarter of 2010, or $0.58 per share.  This was an increase of $20.1 million over the fourth quarter of 2009, excluding transaction-related costs in 2009.  For the twelve months ended December 31, 2010, CFFO was $240.7 million, or $2.02 per share. This was an increase of $38.1 million over full year 2009, excluding transaction-related costs in 2009.

Net loss for the fourth quarter of 2010 was $(8.1) million, or $(0.07) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, goodwill and asset impairment, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.

Operating Activities

For the quarter ended December 31, 2010, same community revenues grew 3.9% over the same period in 2009 as revenue per unit increased by 3.7% and occupancy grew by 0.2%.  Same community Facility Operating Income for the quarter increased by 8.0% when compared to the fourth quarter of 2009 as expenses grew by 1.8%.

For the twelve months ended December 31, 2010, same community revenues grew 3.2% over the corresponding period ending in 2009, and same community Facility Operating Income increased by 2.2% over the corresponding period ending in 2009.

By the end of the fourth quarter, the Company’s ancillary services programs provided therapy services to approximately 37,800 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving almost 26,500 units across the total consolidated Brookdale portfolio, up from approximately 20,200 units served a year ago.  Therapy and home health services produced $264 of monthly Facility Operating Income per occupied unit in the fourth quarter across all units served, up from $206 per month a year ago, driven primarily by maturation of existing clinics and the acquisition of home health agencies.

Balance Sheet

Brookdale had $81.8 million of unrestricted cash and cash equivalents and $146.9 million of restricted cash on its balance sheet at the end of the fourth quarter.  The Company had no cash borrowings outstanding against its Line of Credit at year end.

During the year, the Company refinanced, repaid or exercised extension options on approximately $606.0 million of mortgage debt that was scheduled to mature in 2010, 2011 and 2012. Subsequent to the end of the year, Brookdale repaid $33.0 million of mortgage debt that was scheduled to mature in 2011.

Additionally, the Company recently announced an amended credit agreement that increased the commitment under the credit facility from $120 million to $200 million and extended the maturity date to January 31, 2016.

Acquisitions/Divestitures

During the year ended December 31, 2010, the Company purchased seven home health agencies as part of its growth strategy for an aggregate purchase price of approximately $8.0 million.  The entire purchase price of the acquisitions has been ascribed to an indefinite useful life intangible and recorded on the consolidated balance sheet under other intangible assets, net.

During 2010, the Company sold three communities with a total of 399 units and did not renew or extend the lease terms of two additional communities with a total of 166 units.

Subsequent Events

The Company previously announced that it had completed the acquisition of 12 communities with a total of 421 units for an aggregate purchase price of $31.3 million plus customary transaction expenses. The communities had previously been operated by the Company under long-term leases that were accounted for as operating leases.  Additionally, the Company acquired two communities with a total of 108 units for an aggregate purchase price of $19.0 million plus customary transaction expenses.  One of the communities was operated by the Company under a long-term lease that is accounted for as an operating lease.

2011 Outlook

For the full year 2011, the Company expects Cash From Facility Operations to range between $2.30 and $2.40 per share.  These estimates do not include the impact on operating results from possible future acquisitions or dispositions.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company’s website at www.brookdaleliving.com supplemental information relating to the Company’s fourth quarter and full year 2010 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Thursday, February 24, 2011 to review the financial results of its fourth quarter ended December 31, 2010.  The conference call is scheduled for 10:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Fourth Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 3, 2011 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “45392313.” A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 560 communities in 34 states and the ability to serve over 51,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, cash flow, expense levels, the demand for senior housing, expansion and development activity, acquisition opportunities and asset dispositions; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize the performance of certain of our counterparties’ obligations; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Statements of Operations
(Audited, in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue
Resident fees	$559,959	$516,805	$2,207,673	$2,016,349
Management fees	1,445	1,717	5,591	6,719
Total revenue	561,404	518,522	2,213,264	2,023,068

Expense
Facility operating expense (excluding depreciation and amortization of $65,271, $47,678, $223,548 and $184,780, respectively)	360,619	338,640	1,437,930	1,302,277
General and administrative expense (including non-cash stock-based compensation expense of $4,960, $5,386, $20,759 and $26,935, respectively)	34,692	34,716	131,709	134,864
Facility lease expense	67,391	67,885	270,905	272,096
Depreciation and amortization	71,161	69,557	292,341	271,935
(Gain) loss on sale of communities, net	(3,298)	2,043	(3,298)	2,043
Goodwill and asset impairment	13,075	10,073	13,075	10,073
Facility lease termination (gain) expense	(8)	-	4,608	-
Total operating expense	543,632	522,914	2,147,270	1,993,288
Income (loss) from operations	17,772	(4,392)	65,994	29,780

Interest income	717	583	2,238	2,354
Interest expense:
Debt	(32,101)	(32,024)	(132,641)	(128,869)
Amortization of deferred financing costs and debt discount	(1,713)	(2,406)	(8,963)	(9,505)
Change in fair value of derivatives and amortization	905	2,628	(4,118)	3,765
Gain (loss) on extinguishment of debt, net	-	1,626	(1,557)	(1,292)
Equity in (loss) earnings of unconsolidated ventures	(620)	(778)	168	440
Other non-operating (expense) income	-	(26)	(1,454)	4,146
Loss before income taxes	(15,040)	(34,789)	(80,333)	(99,181)
Benefit for income taxes	6,904	13,990	31,432	32,926
Net loss	$(8,136)	$(20,799)	$(48,901)	$(66,255)

Basic and diluted loss per share	$(0.07)	$(0.18)	$(0.41)	$(0.60)

Weighted average shares used in computing basic and diluted net loss per share	120,580	118,653	120,010	111,288

Consolidated Balance Sheets
(Audited, in thousands)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$81,827	$66,370
Cash and escrow deposits - restricted	81,558	55,242
Accounts receivable, net	88,033	80,184
Other current assets	76,691	73,238
Total current assets	328,109	275,034
Property, plant, and equipment and leasehold intangibles, net	3,736,842	3,857,774
Other assets, net	465,519	517,071
Total assets	$4,530,470	$4,649,879

Current liabilities	$606,358	$695,965
Long-term debt, less current portion	2,498,620	2,459,341
Other liabilities	365,495	407,991
Total liabilities	3,470,473	3,563,297
Stockholders’ equity	1,059,997	1,086,582
Total liabilities and stockholders’ equity	$4,530,470	$4,649,879

Consolidated Statements of Cash Flows
(Audited, in thousands)

	Twelve Months Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net loss	$(48,901)	$(66,255)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	1,557	1,292
Depreciation and amortization	301,304	281,440
Goodwill and asset impairment	13,075	10,073
Gain on sale of assets and unconsolidated ventures	(2,509)	(2,241)
Equity in earnings of unconsolidated ventures	(168)	(440)
Distributions from unconsolidated ventures from cumulative share of net earnings	775	405
Amortization of deferred gain	(4,343)	(4,345)
Amortization of entrance fees	(24,397)	(21,661)
Proceeds from deferred entrance fee revenue	37,486	38,489
Deferred income tax benefit	(33,295)	(31,684)
Change in deferred lease liability	10,521	15,851
Change in fair value of derivatives and amortization	4,118	(3,765)
Change in future service obligation	(1,064)	(2,342)
Non-cash stock-based compensation	20,759	26,935
Changes in operating assets and liabilities:
Accounts receivable, net	(7,956)	11,784
Prepaid expenses and other assets, net	(22,050)	(28,426)
Accounts payable and accrued expenses	(11,775)	21,287
Tenant refundable fees and security deposits	(3,158)	(16,770)
Deferred revenue	(1,735)	7,593
Net cash provided by operating activities	228,244	237,220
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(2,175)	2,441
Increase in cash and escrow deposits — restricted	4,705	(64,540)
Net proceeds from sale of assets	12,079	14,941
Distributions received from unconsolidated ventures	97	1,061
Additions to property, plant, and equipment and leasehold intangibles, net of related payables	(93,681)	(117,453)
Acquisition of assets, net of related payables and cash received	(57,948)	(204,137)
Payment on (issuance of) notes receivable, net	1,079	(508)
Investment in unconsolidated ventures	(660)	(1,246)
Proceeds from sale leaseback transaction	-	9,166
Proceeds from sale of unconsolidated venture	675	8,843
Other	(676)	-
Net cash used in investing activities	(136,505)	(351,432)
Cash Flows from Financing Activities
Proceeds from debt	414,795	157,039
Repayment of debt and capital lease obligations	(476,527)	(32,587)
Proceeds from line of credit	60,000	60,446
Repayment of line of credit	(60,000)	(219,899)
Payment of financing costs, net of related payables	(8,541)	(8,700)
Proceeds from public equity offering, net	-	163,771
Cash portion of loss on extinguishment of debt	(179)	-
Other	(763)	(931)
Refundable entrance fees:
Proceeds from refundable entrance fees	36,420	30,386
Refunds of entrance fees	(21,060)	(22,916)
Recouponing and payment of swap termination	(20,427)	-
Net cash (used in) provided by financing activities	(76,282)	126,609
Net increase in cash and cash equivalents	15,457	12,397
Cash and cash equivalents at beginning of year	66,370	53,973
Cash and cash equivalents at end of year	$81,827	$66,370

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding first generation entrance fee receipts on a newly opened entrance fee CCRC).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and twelve months ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009 (1)	2010	2009 (1)
Net loss	$(8,136)	$(20,799)	$(48,901)	$(66,255)
Benefit for income taxes	(6,904)	(13,990)	(31,432)	(32,926)
Equity in loss (earnings) of unconsolidated ventures	620	778	(168)	(440)
(Gain) loss on extinguishment of debt	-	(1,626)	1,557	1,292
Other non-operating expense (income)	-	26	1,454	(4,146)
Interest expense:
Debt	24,459	24,582	102,245	99,653
Capitalized lease obligation	7,642	7,442	30,396	29,216
Amortization of deferred financing costs and debt discount	1,713	2,406	8,963	9,505
Change in fair value of derivatives and amortization	(905)	(2,628)	4,118	(3,765)
Interest income	(717)	(583)	(2,238)	(2,354)
Income (loss) from operations	17,772	(4,392)	65,994	29,780
Facility lease termination (gain) expense	(8)	-	4,608	-
Depreciation and amortization	71,161	69,557	292,341	271,935
Goodwill and asset impairment	13,075	10,073	13,075	10,073
(Gain) loss on sale of communities, net	(3,298)	2,043	(3,298)	2,043
Straight-line lease expense	2,412	3,778	10,521	15,851
Amortization of deferred gain	(1,085)	(1,086)	(4,343)	(4,345)
Amortization of entrance fees	(6,237)	(5,577)	(24,397)	(21,661)
Non-cash compensation expense	4,960	5,386	20,759	26,935
Change in future service obligation	-	(2,342)	(1,064)	(2,342)
Entrance fee receipts(2)	18,887	28,618	73,906	68,875
First generation entrance fees received (3)	(4,060)	(15,047)	(18,548)	(25,673)
Entrance fee disbursements	(4,954)	(6,074)	(21,060)	(22,916)
Adjusted EBITDA	$108,625	$84,937	$408,494	$348,555

(1)	The calculation of Adjusted EBITDA includes transaction-related costs for the three and twelve months ended December 31, 2009 of $3.6 million and $5.8 million, respectively.
(2)	Includes the receipt of refundable and nonrefundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts on a newly opened entrance fee CCRC, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, facility lease termination expense, recurring capital expenditures, distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), community purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of communities that are held for sale.

In 2010, we revised the definition of Cash From Facility Operations to exclude distributions from unconsolidated ventures from cumulative share of net earnings and include our proportionate share (based on equity ownership percentages) of the Cash From Facility

Operations generated by our unconsolidated ventures.   This impact is included in the Cash From Facility Operations for the year ended December 31, 2010.  Due to immateriality, prior periods have not been restated.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and twelve months ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009 (1)	2010	2009 (1)

Net cash provided by operating activities	$49,089	$51,248	$228,244	$237,220
Changes in operating assets and liabilities	27,851	11,753	46,674	4,532
Refundable entrance fees received(2)	9,117	13,354	36,420	30,386
First generation entrance fees received (3)	(4,060)	(15,047)	(18,548)	(25,673)
Entrance fee refunds disbursed	(4,954)	(6,074)	(21,060)	(22,916)
Recurring capital expenditures, net	(6,386)	(7,484)	(27,969)	(19,522)
Lease financing debt amortization with fair market value or no purchase options	(2,313)	(1,824)	(8,972)	(7,195)
Facility lease termination (gain) expense	(8)	-	4,608	-
Distributions from unconsolidated ventures from cumulative share of net earnings	(775)	-	(775)	-
Cash From Facility Operations from unconsolidated ventures	2,050	-	2,050	-
Cash From Facility Operations	$69,611	$45,926	$240,672	$196,832

(1)	The calculation of CFFO includes transaction-related costs for the three and twelve months ended December 31, 2009 of $3.6 million and $5.8 million, respectively.
(2)
Total entrance fee receipts for the three months ended December 31, 2010 and 2009 were $18.9 million and $28.6 million, respectively, including $9.7 million and $15.3 million, respectively, of nonrefundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the years ended December 31, 2010 and 2009 were $73.9 million and $68.9 million, respectively, including $37.5 million and $38.5 million, respectively, of nonrefundable entrance fee receipts included in net cash provided by operating activities

(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and twelve months ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net loss	$(8,136)	$(20,799)	$(48,901)	$(66,255)
Benefit for income taxes	(6,904)	(13,990)	(31,432)	(32,926)
Equity in loss (earnings) of unconsolidated ventures	620	778	(168)	(440)
(Gain) loss on extinguishment of debt	-	(1,626)	1,557	1,292
Other non-operating expense (income)	-	26	1,454	(4,146)
Interest expense:
Debt	24,459	24,582	102,245	99,653
Capitalized lease obligation	7,642	7,442	30,396	29,216
Amortization of deferred financing costs and debt discount	1,713	2,406	8,963	9,505
Change in fair value of derivatives and amortization	(905)	(2,628)	4,118	(3,765)
Interest income	(717)	(583)	(2,238)	(2,354)
Income (loss) from operations	17,772	(4,392)	65,994	29,780
Facility lease termination (gain) expense	(8)	-	4,608	-
(Gain) loss on sale of communities	(3,298)	2,043	(3,298)	2,043
Depreciation and amortization	71,161	69,557	292,341	271,935
Goodwill and asset impairment	13,075	10,073	13,075	10,073
Change in future service obligation	-	(2,342)	(1,064)	(2,342)
Facility lease expense	67,391	67,885	270,905	272,096
General and administrative (including non-cash stock compensation expense)	34,692	34,716	131,709	134,864
Amortization of entrance fees	(6,237)	(5,577)	(24,397)	(21,661)
Management fees	(1,445)	(1,717)	(5,591)	(6,719)
Facility Operating Income	$193,103	$170,246	$744,282	$690,069